American Superconductor Reports Fiscal 2006 First Quarter Results

WESTBOROUGH, Mass. -- Aug. 4, 2005 -- American Superconductor Corporation (NASDAQ:AMSC), a leading electricity solutions company, today reported financial results for the first quarter of fiscal 2006 ended June 30, 2005.

Revenues for the first quarter were $12.2 million, a 4% decrease from revenues of $12.7 million for the same quarter a year ago. The net loss for the first quarter was $5.6 million, or $0.17 per share, compared with a net loss of $4.9 million, or $0.18 per share, for the same period last year.

AMSC ended the June 30, 2005 quarter with cash, cash equivalents, and short- and long-term investments of $81.5 million and no long-term debt, compared to $87.6 million at March 31, 2005. Included in the Company's use of cash during the quarter was a $1.7 million payment to a past financial advisor of the Company under a settlement agreement reached in April 2005.

AMSC received $2.4 million in new orders and contracts during the first quarter. The Company's total backlog of orders and contracts as of June 30, 2005 was $24.3 million, compared to a backlog of $34.2 million at March 31, 2005. Including the $12.2 million of revenues recognized in the first quarter, and based on anticipated funding increases currently being negotiated on two existing contracts, AMSC currently has visibility to approximately $44 million of total revenues for fiscal 2006.

"Based on our current revenue visibility and on prospects for new orders during the remainder of this fiscal year, we are confirming our guidance of $55 million to $65 million in revenues for fiscal 2006," said Greg Yurek, president and CEO. "Prospects for new orders for industrial and wind farm D-VAR® systems and the substantial likelihood of one or more new U.S. Navy contracts for HTS rotating machines, in addition to our current revenue visibility, continue to point to a stronger second half than first half. We are also encouraged by the imminent signing of the Energy Bill into law, which should give rise to additional orders and contracts that will strengthen our backlog and provide a source of revenue growth beyond this fiscal year."

In addition to reiterating its full year revenue guidance, the Company also reaffirmed that it currently expects its net loss for the year to be in the range of $18 to $23 million and the related loss per share to be between $0.55 and $0.70 per share.

HTS Power Cables: Key Market for AMSC Wires

The Long Island Power Authority (LIPA) Cable Project, for which AMSC is the prime contractor and the source of the first generation (1G) HTS wire for the cable, remains on track to be installed during calendar year 2006 and energized in September 2006. LIPA recently selected a new location in its commercial power grid -- a site in Holbrook, New York -- which will position the cable directly within the main power transmission system of Long Island. AMSC's 1G HTS wire for the LIPA project is expected to be shipped in the second and third quarters of fiscal 2006.

In the first quarter, the Company received a new 1G wire order for an HTS power cable demonstration project in Mexico. In addition, the Company completed shipment of 49,000 meters of 1G HTS wire in July in connection with the HTS cable being manufactured by Ultera for American Electric Power. The Company also stated that it expects to receive one or more additional 1G HTS wire orders for power cable demonstration projects this fiscal year.

Yurek stated that The Energy Policy Act of 2005 (the "Energy Bill"), which is expected to be signed into law by President Bush on August 8, specifically authorizes the initiation of direct current (DC) and very low impedance (VLI) alternating current (AC) HTS power transmission cable systems. "The new Energy Bill authorizes spending of whatever sums are necessary to carry out these HTS cable projects, which are essential for the rapid adoption of HTS power cables to help solve the nation's power grid problems," he said. "In addition to the Energy Bill, the U.S. Senate's increase to the Department of Energy's (DOE) budget for the Superconductivity Program by $5 million for the government fiscal year starting on October 1, 2005, coupled with the DOE's recently announced intent to solicit new superconductor demonstration projects, bodes well for the creation of new sales opportunities for our HTS wire."

AMSC'S 2G HTS Wire Status, Outlook

Yurek commented that while 1G wire is important to seed the market for HTS applications, AMSC expects second generation (2G) HTS wire to become the principal HTS wire product within the next two to three years. Yesterday, AMSC reported compelling new technical results for its 2G HTS wire technology and substantial advances in the manufacturing scale-up of the Company's 4-centimeter (cm) technology -- a key to commercial success of 2G HTS wire. These results included the introduction of a new three-ply, 4.4-millimeter (mm) wide, 2G HTS wire product now called 344 superconductor wire, electromagnetic coils utilizing this new wire, and the achievement of new record wire performance levels. Details can be found at http://phx.corporate-ir.net/phoenix.zhtml?c=86422&p=irol-newsArticle_Print&ID=739161&highlight=. The Company also reported that it has continued to patent its 2G technologies aggressively, which it views as important with respect to its business growth strategy.

"Our 2G team has made tremendous progress this year -- from the fundamental materials science of the superconductors, which is giving us control of wire performance starting at the atomistic level in the superconductor materials, to rapid scale-up of our 4-cm manufacturing technology -- a key to commercial success of 2G," said Yurek. "AMSC has a clear lead over all competitors in 2G HTS wire worldwide. 2G HTS wire is the future of our Company, and we are confident we have the right business plan and personnel to make this product a sustainable commercial success."

SuperMachines Business Remains on Course for FY06 Profitability

AMSC reported today that its SuperMachines business unit remains on course to be profitable for fiscal 2006. The Company also said it continued its work to secure follow-on Navy development contracts for rotating machines for ship propulsion, and it expects that it will begin at least one of these contracts by the end of fiscal 2006.

AMSC recently announced that the U.S. Navy's prototype 5-megawatt (MW) HTS ship propulsion motor successfully completed load testing and ship mission profile dynamic simulation testing, conducted at the Navy's Center for Advanced Power Systems (CAPS) at Florida State University in Tallahassee. The Navy plans additional specialized testing for the 5-MW motor at the Naval Surface Warfare Center, Carderock Division in Philadelphia.

The cumulative positive test results from the 5-MW motor provide important validation for the current follow-on Navy Program, in which a 36.5-MW (49,000 hp), 120 rpm HTS motor being built by AMSC and Northrop Grumman will be delivered to the Navy by the end of the summer of 2006. Yurek noted that this program is moving ahead as planned and that AMSC expects to ship the rotor subassembly to Northrop Grumman in January 2006.

AMSC's advanced prototype SuperVAR® dynamic synchronous condenser continues to undergo rigorous testing in the Tennessee Valley Authority (TVA) grid in Gallatin, Tenn. having withstood millions of voltage events since it was synchronized with the TVA grid. Shipment of the first of the five commercial SuperVAR machines, which were ordered previously by TVA, is expected in the summer of 2006.

Power Electronic Systems Business Expecting Growth in Orders

AMSC reported that it expects its Power Electronic Systems business unit to close certain D-VAR® orders for industrial, wind farm and utility customers within the next several months and that it will achieve year over year revenue and earnings growth this fiscal year.

"We have seen a definite increase in order opportunities from the industrial sector over the last six months," said Yurek. "This is due in large part to the success of the industrial power quality solution we sold to a major U.S. semiconductor manufacturer last fiscal year. In addition, we expect the passage of the Energy Bill and its related extension of the Production Tax Credit for U.S. wind farms to stimulate a number of opportunities for D-VAR sales. Also, passage of the Bill clearly creates more opportunities for D-VAR and SuperVAR sales to utilities, which we believe will be the biggest growth area for this business in our next fiscal year."

Yurek also noted that the Energy Bill, through its support of wind turbines and fuel cells, provides new sales growth opportunities for the Company's PowerModule™ power electronic converters. "Based on the successful incorporation of our PowerModule converters directly in wind turbines, we anticipate that PowerModule converters will be utilized in a growing number of wind turbines going forward," he said. "In addition, every fuel cell requires a power converter and we expect to see new sales of PowerModules to serve this market, which is expected to be stimulated because of the tax subsidies and development funding called for in the Energy Bill."

Conference Call

AMSC will host an investor conference call beginning at 11:00 a.m. EDT on August 4 to discuss first quarter results and management's outlook.  To participate in the conference call, please dial 785-832-1508 and use conference ID "AMSC." Additionally, the conference will be simulcast at www.amsuper.com/investors/index.cfm and http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=86422&eventID=1104217.   Re-broadcast of the call will be available from August 4 through August 11 on both of these websites.  A telephonic playback of the call will also be available from 1:00 p.m. EDT Thursday, Aug. 4, 2005, through midnight EDT Thursday, Aug. 11, 2005. Please call 402-220-7354 to access the playback.

About American Superconductor Corporation (NASDAQ:AMSC)

AMSC is a world-leading supplier of dynamic reactive power grid stabilization products and the world's principal vendor of high temperature superconductor (HTS) wire and large rotating superconductor machinery. AMSC's power electronic converters and HTS wire are at the core of a broad range of new electricity transmission and distribution, transportation, medical and industrial processing applications, including dynamic reactive power grid stabilization solutions, large ship propulsion motors and generators, smart, controllable, superconductor power cables and advanced defense systems. The Company's products are supported by hundreds of patents and licenses covering technologies fundamental to Revolutionizing the Way the World Uses Electricity™. More information is available at www.amsuper.com.

American Superconductor and design, AMSC, POWERED BY AMSC, Revolutionizing the Way the World Uses Electricity, SuperMachines, and PowerModules are trademarks of and SuperVAR and D-VAR are registered trademarks of American Superconductor Corporation. All other trademarks are the property of their respective owners.

Any statements in this release about future expectations, plans and prospects for the Company, including statements containing the words "believes," "anticipates," "plans," "expects," "will" and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements. Such factors include: uncertainties regarding the Company's ability to obtain anticipated funding from corporate and government contracts, to successfully develop, manufacture and market commercial products, and to secure anticipated orders; the risk that a robust market may not develop for the Company's products; the risk that strategic alliances and other contracts may be terminated; the risk that certain technologies utilized by the Company will infringe intellectual property rights of others; and the competition encountered by the Company, including several large Japanese companies. Reference is made to these and other factors discussed in the "Management's Discussion and Analysis of Financial Condition and Results of Operation" section of the Company's most recent quarterly or annual report filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company's views as of the date of this release. While the Company anticipates that subsequent events and developments may cause the Company's views to change, the Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date this press release is issued.

Contact Information
Media	Wanda Whitson 508-621-4454 American Superconductor wwhitson@amsuper.com
Investors	Kevin Bisson 508-621-4220 American Superconductor investor@amsuper.com

Results Report for First Quarter Fiscal 2006

Statement of Operation Data	Three Months ended June 30,
Revenues	2005	2004
By business segment:
AMSC Wires	$ 2,928,144	$ 3,334,149
SuperMachines	6,001,958	7,385,731
Power Electronic Systems	3,271,565	1,930,196

Total revenues	12,201,667	12,650,076

Operating loss By business segment:

AMSC Wires	(4,714,144)	(2,889,001)
SuperMachines	(96,149)	(296,727)
Power Electronic Systems	(1,050,196)	(1,348,846)
Unallocated corporate expenses	(488,735)	(451,564)

Operating loss	(6,349,224)	(4,986,138)

Interest and other income/(expense)	710,788	39,970

Net loss	($5,638,436)	($4,946,168)

Net loss per share-(Basic & Diluted)	($0.17)	($0.18)

Weighted average shares outstanding	32,730,785	27,724,476

-more-
Selected Balance Sheet Data	June 30, 2005	March 31, 2005
Cash, cash equivalents, short and long-term investments	$ 81,452,586	$ 87,581,221
Selected current assets:
Accounts receivable, net	$ 6,016,766	$ 5,464,726
Inventory	$ 9,672,365	$ 6,872,197

Property, plant and equipment	$ 91,238,690	$ 91,108,633
Less: accumulated depreciation	(41,327,223)	(39,769,469)
Property, plant and equipment, net	$ 49,911,467	$ 51,339,164

Total assets	$154,348,719	$158,917,074

Accounts payable & accrued expenses	$ 13,073,132	$ 13,394,690
Deferred revenue	$ 2,310,749	$ 2,012,030

Stockholders' equity	$138,964,838	$143,510,354

# # # #